Exhibit 99.1
CONVERTIBLE PROMISSORY NOTE

$100,000	December 12, 2007
     FOR VALUE RECEIVED, the undersigned, Sutura, Inc., a Delaware corporation (the “Maker”), hereby promises to pay to the order of Pandora Select Partners, L.P., a British Virgin Islands limited partnership, or its assigns (the “Payee”), at such place as the Payee may designate in writing, the principal sum of One Hundred Thousand Dollars ($100,000) under the terms set forth herein. This Note is being issued by Maker on the date hereof.
1. Interest. The principal balance hereof shall bear a one-time interest charge of Two Thousand Dollars ($2000) (the “Interest Charge”).
2. Payment. Except as otherwise provided herein, and subject to any default hereunder, the principal and interest hereof is due and payable on or before January 13, 2008. Maker may prepay this Note at any time in its sole and absolute discretion; provided that the Interest Charge shall remain due and payable in full regardless of any such prepayment.
3. Default. The occurrence of any one or more of the following events shall constitute an event of default, upon which Payee may declare the entire principal amount of this Note, together with all unpaid interest, to be immediately due and payable:
     (a) The Maker shall fail to materially perform or comply with any covenant, agreement, term or provision contained in the Fifth Amended Security Agreement, dated June 1, 2007, by and among Maker, Payee and certain other parties thereto or the Fifth Amended Patent and Trademark Security Agreement, dated June 1, 2007, by and among Maker, Payee and certain other parties thereto (each, a “Security Agreement”), and such failure shall continue through five days after Payee gives written notice of such default to Maker.
     (b) The Maker shall become insolvent or shall fail to pay, or become unable to pay, its debts as they become due; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law shall be instituted by or against the Maker.
     (c) Any representation or warranty of the Maker contained in any Security Agreement shall be untrue in any material respect.
     (d) The Maker incurs an event of default under the terms of any of the other Series Notes.
4. Applicable Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

5. Waivers. The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and all other notices of any kind in connection with the enforcement of this Note.
6. No Setoffs. The Maker shall pay principal and interest under the Note without any deduction for any setoff or counterclaim.
7. Costs of Collection. If this Note is not paid when due, the Maker shall pay Payee’s reasonable costs of collection, including reasonable attorney’s fees.

SUTURA, INC.
By
David Teckman, President and
Chief Executive Officer